Exhibit 99(e)(15)

Dated 6 March 2009

Sierra Wireless France

and

Wavecom

and

Ronald Black

Agreement

This agreement is made on 6 March 2009 (the “Agreement”),

BETWEEN:

(1)

Sierra Wireless France, a société par actions simplifiée with a share capital of €37,000, organised under French law, whose registered office is at 2, rue Favart, 75009 Paris, registered under number 509 232 146 RCS Paris, represented by Jason Cohenour, duly empowered for the purpose thereof (“Sierra Wireless”);

On the one hand

AND

(2)	Ronald Black, born on 18 December 1963 in Buffalo, New York (USA), residing at 95 rue de Prony, 75017 Paris;

On the second hand

Each a “Party” and together the “Parties”,

AND

(3)

Wavecom, a société anonyme with a share capital of €15,796,591, organised under French law, whose registered office is at 3, esplanade du Foncet, 92442 Issy Les Moulineaux, registered under number 391 838 042 RCS Nanterre, represented by Michel Alard, duly empowered for the purpose thereof (the “Company”);

On the other hand

WHEREAS:

(A)

On 2 December 2008, Sierra Wireless, an indirect subsidiary of Sierra Wireless, Inc. launched a public tender offer seeking to acquire all (i) the outstanding ordinary shares of the Company, the shares issuable upon the exercise of share options or founders’ warrants or warrants and upon the conversion or exchange of the bonds with a conversion and/or exchange option for newly issued or existing shares (the “OCEANEs”), (ii) the American Depositary Shares of the Company (“ADSs”), and (iii) the OCEANEs of the Company, through public tender offers in France and in the United States (as such offers may be amended from time to time hereafter the “Offers”).

(B)

According to the notice of results issued by the French Autorité des marches (the “AMF”) dated 25 February 2008, 13,353,912 Shares (including ADSs) and 2,571,022 OCEANEs were tendered to the Offers, which were declared successful.

(C)	Ronald Black is, on the date hereof, the holder of:

-	78,173 free shares granted on 17 May 2006 (the “2006 Free Shares”), whose acquisition period ended on 17 May 2008 and which remain subject to a tax restriction period ending on 17 May 2010;

-	77,650 free shares granted on 7 June 2007 (the “2007 Free Shares”), whose acquisition period will end on 7 June 2009 and which remain subject to a tax restriction period ending on 7 June 2011;

-	302,700 founder’s warrants issued on 19 January 2005 (the “BCE”), which are all vested and whose exercise price is €5.39;

-	147,300 stock options issued on 18 August 2004 (the “2004 Stock Options”), which are all vested and whose exercise price is €3.29;

-	108,544 stock options issued on 17 May 2006 (the “2006 Stock Options”), only part of which are vested and whose exercise price is €10.62;

(Together the “Securities and Rights”).

The purpose of this Agreement is to set out the conditions under which Ronald Black will be able to divest all his Securities and Rights in the event the liquidity of the shares of the Company on the Euronext market is substantially restricted.

IT IS AGREED AS FOLLOWS:

1	Treatment of 2006 Free Shares and 2007 Free Shares

1.1	Put Option

1.1.1

Sierra Wireless undertakes to purchase, upon notice duly served by Ronald Black in the form set out in Schedule 1.1.1, all the 2006 Free Shares and 2007 Free Shares in accordance with the conditions described under this Agreement (the “Put Option”), in particular subject to the condition set out in Article 1.4.

1.1.2

The Put Option may be exercised only once for each plan, by means of notification served in compliance with the provisions of Article 7.5 below, at any time during a period of one (1) month following the expiry of the tax restriction period of the relevant plans, i.e.:

-	From 18 May 2010 to 18 June 2010 as regards the 2006 Free Shares;

-	From 8 June 2011 to 8 July 2011 as regards the 2007 Free Shares.

(each a “Put Option Exercise Period”).

1.1.3

The Put Option will become null and void if Ronald Black does not exercise it during the relevant Put Option Exercise Period, unless the Parties reach an agreement prior to such expiry to extend the relevant Put Option Exercise Period.

1.1.4

The Put Option purchase price of each of the 2006 Free Shares and 2007 Free Shares (the “Put Option Price”) will be €8.50 less the amount of dividends or any other distribution of reserves (including any redemption of shares or repayment of capital) received by Ronald Black prior to the payment made by Sierra Wireless pursuant to Article 1.3.3; provided, however, that the Put Option Price shall be adjusted, as the case may be, to take into account any split, reverse-split or any other operation on the Company’s shares.

1.1.5

The Put Option may only be exercised by Ronald Black if the 2006 Free Shares and 2007 Free Shares are free of all charges, pledges, security interests or other rights to the benefit of any third party, on the date of exercise of the Put Option. The Put Option will be cancelled at Sierra Wireless’ option if, on the Date of Transfer as defined in Article 1.3.1 below, the 2006 Free Shares or the 2007 Free Shares are not free and clear of all charges, pledges, security interests or other rights to the benefit of a third party.

1.1.6

Ronald Black accepts the benefit of the Put Option, as an option only, without however undertaking to sell the 2006 Free Shares and the 2007 Free Shares until he serves the notice referred to in Article 1.1.1, at which point he shall have undertaken to sell the 2006 Free Shares and/or the 2007 Free Shares.

1.1.7	This Put Option is personal to Ronald Black only and may only be exercised by him or his lawful heirs (in the event of his death).

1.1.8

This Put Option shall be automatically deemed void in case Ron Black accepts within a period of two (2) years from the date hereof, in the European Union or in North America, employment or work as consultant, contractor or any other capacity in a competing Business or take any shareholding representing more than 10% of a company if such company is, directly or indirectly, operating a competing Business. For the purposes of this clause, “Business” shall mean the sale, as a direct competitor, of (i) cellular USB and PC Cards for mobile computing, (ii) cellular wireless gateways for machine to machine and (iii) middleware or applications software solutions for machine to machine.

1.2	Call Option

1.2.1

Ronald Black undertakes to sell, upon notice served by Sierra Wireless in the form set out in Schedule 1.2.1, all the 2006 Free Shares and 2007 Free Shares in accordance with the conditions described below (the “Call Option”).

1.2.2

The Call Option may be exercised only once for each plan, in compliance with the provisions of Article 7.5 below, at any time during the following time periods: (the “Call Option Exercise Period”), provided that Ronald Black has not previously served a valid put option notice for the same shares:

-	From 19 June 2010 to 19 September 2010 as regards the 2006 Free Shares;

-	From 9 July 2011 to 9 October 2011 as regards the 2007 Free Shares;

Being specified that:

-	in the event the Put Option is deemed void under Article 1.1.8, the time periods indicated above shall be automatically extended by 12 months each;

-

in the event the exercise of the Call Option is not possible for regulatory reasons (such as during blackout periods), the relevant Call Option Exercised Period shall be automatically extended for a duration equal to the period during which the exercise of the Call Option was not possible.

1.2.3

The Call Option will become null and void if Sierra Wireless does not exercise it at the latest at the end of the Call Option Exercise Period, unless the Parties reach an agreement prior to such expiry to extend the Call Option Exercise Period.

1.2.4

The Call Option purchase price of each 2006 Free Share and 2007 Free Share will be € 8.50 less the amount of dividends or any other distribution of reserves (including any redemption of shares or repayment of capital) received by Ronald Black prior to the payment made by Sierra Wireless pursuant to Article 1.3.3; provided, however, that this price will be adjusted, as the case may be, to take into account any split, reverse-split or any other operation on the Company’s shares.

1.2.5

Sierra Wireless accepts the benefit of the Call Option as an option only, without however undertaking to purchase the 2006 Free Shares and the 2007 Free Shares until Sierra Wireless serves the notice referred to in Article 1.2.1, at which point Sierra Wireless shall have undertaken to buy the 2006 Free Shares and/or 2007 Free Shares from Ronald Black.

1.3	Completion of the Put Option and the Call Option

1.3.1

The transfer of the 2006 Free Shares and 2007 Free Shares to the benefit of Sierra Wireless will take place within fifteen (15) business days (subject to applicable blackout periods) following the service of a valid notice in respect of either the Put Option or the Call Option (the date of the transfer being hereafter referred to as the “Date of Transfer“).

1.3.2

On the Date of Transfer, Ronald Black will deliver to Sierra Wireless a share transfer form relating to all the shares subject to the exercise of the Put Option or the Call Option, as the case may be, duly signed and established to the benefit of Sierra Wireless.

1.3.3

Sierra Wireless will pay the price by cheque or wire transfer to Ronald Black’s bank account pursuant to Ronald Black’s instructions notified to Sierra Wireless within ten (10) business days of the exercise notice of the Put Option or the Call Option, as the case may be.

1.3.4

If on the Date of Transfer the Company’s shares are still listed, Sierra Wireless will give to Ronald Black, by exception to Articles 1.3.2 and 1.3.3 above, the necessary instructions to proceed, at the expense of Sierra Wireless, with the transfer of the concerned shares through an authorised broker.

1.3.5

Sierra Wireless will be the owner and economic beneficiary of the shares on the Date of Transfer, and the shares will come into Sierra Wireless’ possession on such date, and from such time, all dividends which may be associated with the shares and which may be distributed or paid together with all voting rights attaching to the shares shall benefit Sierra Wireless.

1.3.6

As soon as possible following the transfer, Sierra Wireless shall, for the Parties, notify the Company or the company in charge of its “Service Titres” of the completion of the transfer of shares as of the Date of Transfer.

1.4	Conditions

The Parties agree that the Put Option and the Call Option may only be exercised if, at least 10 trading days prior to the beginning of the relevant Put Option Exercise Period (the “Reference Date”):

-	The publicly held portion of the Company’s shares (such as defined in instruction N.03-01 of NYSE Euronext) including the 2006 Free Shares and 2007 Free Shares is lower than 5%; or

-	The average trading volume observed over a period of thirty (30) consecutive trading days prior to the relevant Reference Date is lower than 20,000 shares per day.

2	Treatment of Shares, BCE and 2004 Stock Options

Ronald Black unconditionally and expressly undertakes to exercise all of his BCE and 2004 Stock Options and to tender all the resulting shares to the subsequent tender offer to be opened in France by Sierra Wireless on 11 March 2009 (the “Subsequent Offer”).

In case Ronald Black does not exercise any of his BCE and 2004 Stock Options and tender the resulting shares to the Subsequent Offer in compliance with the above paragraph, Ronald Black unconditionally and expressly waives any right he has in connection with these BCE and 2004 Stock Options and, in particular, definitively renounces to his right to exercise all the BCE and 2004 Stock Options.

3	Treatment of 2006 Stock Options

Ronald Black unconditionally and expressly waives any right he has in connection with the 2006 Stock Options with immediate effect as of the date hereof. Both the Company and Sierra Wireless are therefore released from any obligation they may have in connection either directly or indirectly with the 2006 Stock Options.

4	Operations affecting the Company or the 2006 and 2007 Free Shares

In case any merger, spin-off, contribution, change of nominal value or change of corporate form of the Company occurs prior to the date of exercise of the Put Option or Call Option, as the case may be, all the provisions of this Agreement will apply to the total number of shares and other securities granted or exchanged following the aforementioned operations (those shares and securities being together referred as the “Substituted Securities”), as if the Substituted Securities were the 2006 Free Shares and 2007 Free Shares and after having amended the purchase price to neutralize the effect of the aforementioned operations to the extent not already done pursuant to the 2006 and 2007 Free Shares plans.

5	Cooperation

5.1

Subject to Section 5.2, Ronald Black, acting in his capacity of shareholder of the Company, unconditionally and irrevocably undertakes to cooperate with Sierra Wireless in case Sierra Wireless contemplates to implement a squeeze out of the minority shareholders of the Company and to take any action that Sierra Wireless considers necessary or useful to implement such squeeze out.

5.2

Ronald Black’s obligations under Section 5.1 above shall not require him to implement any action that would result in the creation of a concert action with Sierra Wireless, unless Sierra Wireless has, prior to the filing of any buy-out offer (offre publique de retrait), made a cash deposit with its presenting bank covering the purchase price for all outstanding securities of the Company it does not hold.

6	Representations

6.1

Ronald Black represents that he does not hold either directly or indirectly any securities or rights of or in the Company, or any of its direct or indirect affiliates, that are not subject to this Agreement.

6.2	Each Party declares that it has the capacity and the necessary powers to execute this Agreement and to perform the obligations and transactions contemplated in this Agreement.

6.3

Ronald Black warrants and undertakes (i) that the 2006 Free Shares and 2007 Free Shares will not, until or at the end of the exercise period of the corresponding Call Option, be subject to any assignment, contribution, exchange or other transfer (hereinafter referred to as a “Transfer”) or an undertaking to Transfer the ownership or economic benefit (full or dismembered) to the benefit of a person or entity other than Sierra Wireless, and (ii) that he will not grant any security interest, guarantee or other right in favour of a third party or enter into any undertaking restricting, in any way whatsoever, the full and complete ownership of the 2006 Free Shares and the 2007 Free Shares or their free transferability, except with the prior written consent of Sierra Wireless.

7	General Provisions

7.1	Duration

The Agreement will remain in force for the time necessary to complete the performance of the transactions subsequent to the exercise of the Put Option and Call Option and will expire at the latest on 31 December 2012.

7.2	Assignment

Sierra Wireless shall be entitled to assign, to any person or entity, or more generally, but without limitation, any future shareholder of the Company, all or part of its rights and obligations under this Agreement. Such assignment shall not be subject to Ronald Black’s prior consent provided that (i) the assignee is a company or entity directly or indirectly controlled by Sierra Wireless, Inc., or (ii) Sierra Wireless remains jointly and severally liable with the assignee’s obligations under this Agreement.

In the case of death of Ronald Black, all of his rights and obligations under this Agreement will automatically be transferred to his heirs and beneficiaries.

7.3	Variation etc.

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.

7.4	Whole Agreement

This Agreement and the other agreements entered into on or subsequent to the date hereof contain the whole agreement between the Parties relating to their subject matter and any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

7.5	Notices

Any notice or other communication required to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:

In the case of Sierra Wireless to:

Blake, Cassels & Graydon LLP

Suite 2600,
Three Bentall Centre,
595 Burrard Street,
P.O. Box 49314,
Vancouver,
British Columbia,
V7X IL3,
Canada
fax: (604) 631-3309

Attention: Jocelyn Kelley

And

Sierra Wireless Inc.
13811 Wireless Way
Richmond, British Columbia
Canada
V6V 3A4
Fax: 604 231-1103

Attention: Dave McLennan

In the case of the Ronald Black to:

110 Cayuga Heights Road
14850 Ithaca, New York
e-mail: ron.black@mac.com
Attention: Ronald Black

Any such notice or other communication shall be delivered by hand or sent by courier or fax. If sent by courier or fax, such notice or communication shall conclusively be deemed to have been given or served on the business day following the time of dispatch. Any fax shall, in addition, be sent by post on the day on which it is sent, but this shall not alter the time it is deemed served pursuant to this Clause.

The Parties may by notice to the other Parties and in accordance with the above-mentioned provisions of this Section specify from time to time a different address for notice within France or Canada upon 10 Business Days notice.

7.6	Severability

If any term or provision of this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of Law, such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the enforceability of the remainder of this Agreement shall not be affected. Furthermore, in lieu of such invalid illegal or unenforceable provision, the parties shall add as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

7.7	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with French law.

Any dispute relating to its validity, interpretation or execution shall be submitted to the competent court of the jurisdiction of the Paris Court of Appeal.

7.8	Miscellaneous

The Parties acknowledge that the securities laws of Canada, the United States and France may require the disclosure and publication of this Agreement and expressly consent to any such disclosure or publication.

Executed in Paris on 6 March 2009, in three original copies

/s/ Jason Cohenour

Sierra Wireless France
Represented by: Jason Cohenour

/s/ Michel Alard

Wavecom
Represented by: Michel Alard
Title: Président du Conseil d’Administration

/s/ Ronald Black

Ronald Black